Company Press Release

RSL COM Acquires Motorola's European Cellular Airtime Services Business

Leads the industry in convergence of fixed wire and mobile telephony

HAMILTON, Bermuda-- (BUSINESS WIRE)-- June 29, 1998--RSL Communications, Ltd. (NASDAQ:RSLCF - news) announced today that it has agreed to purchase Motorola Tel.co., a division of Motorola's European Cellular Subscriber Group, for $75 million in cash and assumption of working capital deficit of approximately $25 million.

Motorola Tel.co is one of the largest independent providers of cellular air time services and related products in Europe with operations in the United Kingdom, France, Germany and Belgium. RSL COM has operations in each of these key markets and will cross-sell existing RSL COM services through Motorola Tel.co's excellent distribution channel of over 1000 points of sale and an existing direct sales force. Motorola Tel.co has exceptional operational efficiencies and customer care reflected by their being named service provider of the year 1997 by Germany's "Connect" magazine.

Motorola Tel.co has nine licenses from service providers across these four major European markets. In 1997, Motorola Tel.co had total revenues in excess of $300 million. Motorola Tel.co has a customer base of approximately 480,000 which is comprised of small and medium sized businesses as well as individuals affiliated with businesses.

"Recognizing the growing trend in the use of mobile phones throughout Europe, RSL Communications' purchase of Motorola Tel.co allows us to provide our European customers with a complete set of telecommunications services," said Itzhak Fisher, President and Chief Executive Officer of RSL Communications.

"By acquiring a business with nearly half a million customers across Europe, RSL COM will now be able to provide bundled fixed line and mobile services to a significantly expanded customer base at very attractive rates. This means that Motorola Tel.co's mobile customers will have the opportunity to easily obtain RSL COM's fixed line services and RSL COM's customers now have the opportunity to receive mobile service, all from one provider. This investment gives RSL COM a significant head start in the convergence of fixed-wire and mobile telephony," he said.

Richard Williams, President and CEO of RSL COM Europe, Ltd. added, "In purchasing Motorola Tel.co, RSL COM is also acquiring an extremely strong management team that understands the European mobile service provider market. Our expanded European management team is now well positioned to grow RSL COM's European business."

Commenting on the acquisition, Graham Ward, General Manager of Motorola Tel.co., said, "To be a competitor in the European telecommunications markets, you must be able to provide both fixed line as well as mobile services. This will grow from a one-stop shop and progress toward integrated services with other value-added features. RSL COM is a dynamic telecommunications company and our team is excited by this outstanding opportunity."

RSL Communications, Ltd. is a global facilities-based telecommunications company that provides international services, including long distance, calling card, private line, value-added and Internet-based services for businesses, consumers and other carriers worldwide. The Company operates on four continents in twenty countries that account for nearly 70 percent of the world's international traffic.

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The acquisition is subject to receipt of various third party and work council approvals and is expected to be completed during the third quarter of 1998.

This press release contains forward looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, and are subject to the safe harbors created hereby. Investors are cautioned that any such forward-looking statements are not guarantees of RSL COM's future performance and involve risks and uncertainties, and RSL COM's future actual results could differ materially from the forward looking statements discussed herein as a result of various factors. A list of certain factors that could cause actual results to differ materially from those discussed herein can be found in the documents the company files with the SEC, including those contained in RSL COM's registration statement, and Form 10-K for the year ended December 31, 1997.

This release is available on the RSL COM website at www.rslcom.com.


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Contact:


               RSL COM
               Alan Garratt/Karen van de Vrande
               212/891-7450/7429
               E-mail: agarratt@rslcom.com/kvandevrande@rslcom.com

               or

               MOTOROLA
               Barbara Jankowski
               Tel: +44 1256 790 173
               E-mail: barbara_jankowski@euro.csg.mot.com

               or

               KCSA
               Jeffrey Corbin/Joseph A. Mansi
               212/682-6300, ext. 214/205
               E-mail: jcorbin@kcsa.com